Exhibit 99

NEWS

Contact:	Laura Strykowski
847-402-5600
laura.strykowski@allstate.com
On Twitter @AllstateNews

Sanjay Gupta Named Executive Vice President and

Chief Marketing Officer

Marketing and E-commerce Veteran Joins

Largest Publicly-held U.S. Personal Lines Insurer

NORTHBROOK, Ill.  August 22, 2012 – Allstate (NYSE:ALL) today announced that Sanjay Gupta will join its senior leadership team as executive vice president and chief marketing officer. Gupta will be responsible for Allstate’s marketing and consumer-focused initiatives to implement the strategy of offering unique products to different customer segments. Gupta will join Allstate effective September 1 and will report to Thomas J. Wilson, Allstate’s chairman, president and chief executive officer.

“Sanjay’s strategic and operating skills will further accelerate the implementation of our strategy to serve the four distinct customer segments in our marketplace,” Wilson said. “His successful experience in branded consumer financial services, data analytics and electronic commerce will support increased customer loyalty, innovative product offerings and profitable growth in all of our businesses.”

Gupta joins Allstate from Ally Financial, where as the chief marketing officer he led the global re-branding efforts and the rapid growth of the consumer deposit business. Prior to Ally, he was the senior vice president, Global Consumer and Small Business Marketing at Bank of America, where he spent seven years in a variety of marketing roles. Gupta has also held key marketing roles at SciQuest.com, Inc. and Federal Express. Gupta earned his bachelor’s degree in Electronic Engineering from the University of Mumbai, India and his MBA from the University of Texas at Austin.

“I am excited to join Allstate’s talented management team and look forward to leading the marketing programs for one of the strongest brands,” Gupta said. “Allstate has a proven track record of introducing award-winning advertising and marketing campaigns, and I plan to continue to leverage those successes.”

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer. Widely known through the “You’re In Good Hands With Allstate®” slogan, Allstate is reinventing protection and retirement to help nearly 16 million households insure what they have today and better prepare for tomorrow. Consumers access Allstate insurance products (auto, home, life and retirement) and services through Allstate agencies, independent agencies, and Allstate exclusive financial representatives in the U.S. and Canada, as well as via www.allstate.com and 1-800 Allstate®. As part of Allstate’s commitment to strengthen local communities, The Allstate Foundation, Allstate employees, agency owners and the corporation provided $28 million in 2011 to thousands of nonprofit organizations and important causes across the United States.

#  #  #